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Exhibit 99.3

        LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer To Exchange
Warrants to Acquire Ordinary Shares
of
YATRA ONLINE, INC.
for
Ordinary Shares of Yatra Online, Inc.
and Consent Solicitation

        THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME ON                                     , 2020, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

                , 2020

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed are the Prospectus/Offer to Exchange dated                                    , 2020 (the "Prospectus/Offer to Exchange"), and the related Letter of Transmittal and Consent (the "Letter of Transmittal and Consent"), which together set forth the offer of Yatra Online, Inc. (the "Company"), a Cayman Islands exempted company, to holders of an aggregate of 17,537,958 of its warrants to purchase one-half of one Ordinary Share, par value $0.0001 per share, of the Company (the "Ordinary Shares") for a purchase price of one-half of $11.50 (the "Warrants") to receive 0.075 of an Ordinary Share in exchange for each such Warrant tendered by the holder and exchanged pursuant to the offer (the "Offer"). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Standard Time, on                                     , 2020, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the "Offer Period." The date and time at which the Offer Period ends is referred to as the "Expiration Date." Defined terms used but not defined in this letter shall have the meanings given to them in the accompanying Prospectus/Offer to Exchange.

        Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.075 of an Ordinary Share for each Warrant tendered by such holder and exchanged. Any Warrant holder that participates in the Offer may tender less than all of its Warrants for exchange.

        Concurrently with the Offer, we are also soliciting consents (the "Consent Solicitation") from holders of the Public Warrants (as defined below) to amend (the "Warrant Amendment") that certain Warrant Agreement, dated as of July 16, 2014, as amended by that certain Assignment, Assumption and Amendment Agreement, dated December 16, 2016, by and between the company, Terrapin 3 Acquisition Corporation (now known as Yatra USA Corp., or "Terrapin") and Continental Stock Transfer & Trust Company (as amended, the "Warrant Agreement") that governs all of the Warrants to modify the terms of the Warrants such that the Warrants may be exchanged, at the Company's discretion, for Ordinary Shares without payment by the holder of the exercise price. Our publicly traded warrants to purchase Ordinary Shares that were issued in connection with our business combination between us and Terrapin completed on December 16, 2016 (the "Business Combination"), which entitle such warrant holders to purchase one-half of one Ordinary Share for a purchase price of one-half of $11.50, subject to adjustments, are referred to as the "Public Warrants." Our warrants to purchase one-half of one Ordinary Share for a purchase price of one-half of $11.50 that were privately issued as consideration in connection with the consummation of our Business Combination based on an exemption from registration under the Securities Act of 1933, as amended, are referred to as the "Private Warrants."

        No fractional Ordinary Shares will be issued pursuant to the Offer. In the event that a Warrant holder would be entitled to receive a fractional interest in an Ordinary Share, we will round down to the nearest whole number, the number of Ordinary Shares to be issued to such Warrant holder. The Company's obligation to accept for exchange, and to exchange, Warrants for Ordinary Shares in the Offer is subject to a number of conditions, including (a) a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the Offer at least 17,537,958 Warrants to purchase an aggregate of at least 8,768,979 Ordinary Shares (the "Minimum Tender Condition"), (b) a nonwaivable condition that the Consent Solicitation (as defined below) be approved by the requisite holders (the "Consent Solicitation Approval Condition"), (c) the satisfaction of the conditions to completion of our proposed Merger with Ebix, Inc., as set forth in the Merger Agreement, dated July 16, 2019, between us, Ebix Inc. and EbixCash Travels Inc. (the "Merger Condition"), as further described in the Prospectus/Offer to Exchange and (d) the satisfaction of other customary conditions, including the effectiveness of the registration statement of which the Prospectus/Offer to Exchange is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer, as described in the Prospectus/Offer to Exchange. See "The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation".

        Subject to the Minimum Tender Condition, the Consent Solicitation Approval Condition, the Merger Condition and the other terms and conditions to the Offer set forth in the Prospectus/Offer to Exchange, we will exchange up to 17,537,958 Warrants to purchase an aggregate of 8,768,979 Ordinary Shares for an aggregate of 1,315,347 Ordinary Shares. If more than 17,537,958 Warrants to purchase an aggregate of 8,768,979 Ordinary Shares are validly tendered for exchange and not withdrawn, we will accept for exchange up to 17,537,958 Warrants to purchase an aggregate of 8,768,979 Ordinary Shares on a pro rata basis among the tendering Warrant holders.

        Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to (i) the adoption of the Consent Solicitation and (ii), pursuant to the terms of the Offer, our obligation to accept for exchange, and to exchange Warrants for Ordinary Shares in the Offer, is the receipt of the consent of holders of at least 65% of the outstanding Public Warrants. Holders of Public Warrants may not tender their Public Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and consent relating to the Public Warrants, and therefore by tendering Public Warrants for exchange, holders will deliver their consent. Holders may revoke their consent at any time prior to the Expiration Date by withdrawing the Public Warrants they have tendered in the Offer. The Company reserves the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time.

        THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

        Enclosed with this letter are copies of the following documents:

  1.
  The Prospectus/Offer to Exchange;

  2.
  The Letter of Transmittal and Consent, (i) for your use in (a) accepting the Offer, (b) providing your consent, with respect to your Public Warrants, to the Warrant Amendment and (c) tendering Warrants for exchange and (ii) for the information of your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal and Consent may be used to tender Warrants and provide consent;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer and Trust Company (the "Exchange Agent") prior to the Expiration Date;

  4.
  A form of letter which may be sent by you to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client's instructions with regard to the Offer; and

  5.
  A return envelope addressed to Continental Stock Transfer and Trust Company.

        Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled "The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation."

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Standard Time, on                                     , 2020, or such later time and date to which the Company may extend.

        The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent and certain other persons, as described in the section of the Prospectus/Offer to Exchange entitled "The Offer and Consent Solicitation—Fees and Expenses") for soliciting tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold Warrants.

        Any questions you have regarding the Offer should be directed to Manish Hemrajani, Investor Relations, Yatra Online, Inc., Gulf Adiba, Plot No. 272, 4th Floor, Udyog Vihar, Phase-II, Sector-20, Gurugram-122008, Haryana, India, Tel. (646) 875-8380, Email: manish.hemrajani@yatra.com.

        You may also direct questions concerning exchange procedures and requests for additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

        The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-6867
Email: yatra@dfking.com

Very truly yours,
Yatra Online, Inc.

        Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer and Consent Solicitation other than the enclosed documents and the statements contained therein.

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  Exhibit 99.3